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                                                     EXHIBIT 4.3

                   SAFEGUARD SCIENTIFICS, INC.
                      1990 STOCK OPTION PLAN

As adopted by the Board of Directors on August 8, 1990, as amended by the Board of Directors on February 25, 1991, and as approved by the shareholders on May 1, 1991; as amended by the Board of Directors on December 16, 1992, and as approved by the shareholders on May 11, 1993; as amended by the Board of Directors on October 25, 1996 and as approved by the shareholders on May ___, 1997. (Adjusted for 9/7/94 [2-for-1], 8/31/95 [3-for-2] and 7/17/96
[2-for-1] stock splits)

     1. Purpose. The purpose of this Stock Option Plan (the "Plan") is to provide additional incentive, in the form of stock options which may be either incentive stock options or non-qualified stock options, to employees (including employees who are also officers or directors), non-employee directors and Eligible Independent Contractors (as hereinafter defined) of Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Corporation"), and its subsidiaries whose judgment, initiative and efforts contribute significantly to the successful operation of the Corporation's business, and to increase their proprietary interest in the success of the enterprise to the benefit of the Corporation and its shareholders.

     2. Definitions. When used in this Plan, unless the context otherwise requires:

          (a)  "Board" shall mean the Board of Directors of the Corporation.

          (b) "Cause" shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Optionee has breached his or her employment or service contract, non-competition agreement, or other obligation with the Corporation, or has been engaged in disloyalty to the Corporation, including without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Corporation to persons not entitled to receive such information.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (d) "Committee" shall mean the Committee designated by the Board to administer the Plan.

          (e) "Eligible Independent Contractor" shall mean an independent consultant or advisor hired by the Corporation to provide bona fide services for the Corporation that are not in connection with the offer or sale of securities in a capital-raising transaction.

          (f) "Employed by the Corporation" shall mean employment as an employee or Eligible Independent Contractor or member of the Board so that for

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purposes of exercising Stock Options, an Optionee shall not be considered to have terminated employment until the Optionee ceases to be an employee, Eligible Independent Contractor or member of the Board, unless the Committee determines otherwise.

          (g) "ISO" shall mean a stock option which, at the time such option is granted, qualifies as an incentive stock option, as defined in Section 422 of the Code.

          (h) "NQSO" shall mean a stock option which, at the time such option is granted, does not qualify as an ISO as defined in the Code.

          (i) "Optionee" shall mean an employee, non-employee director or Eligible Independent Contractor to whom an award is granted pursuant to the Plan.

          (j) "Options" shall mean all ISOs and NQSOs which from time to time may be granted under this Plan.

          (k) "Share" shall mean a share of the common stock, $.10 par value, of the Corporation.

          (l) "Parent" shall mean any corporate parent of the Corporation, as defined in Section 424(e) of the Code.

          (m) "Plan" shall mean the Safeguard Scientifics, Inc. 1990 Stock Option Plan, as amended from time to time.

          (n) "Subsidiary" shall mean any corporate subsidiary of the Corporation, as defined in Section 424(f) of the Code.

     3. Administration. The Plan shall be administered by a Committee of the Board of Directors, which shall consist of not less than two members of the Board of the Corporation, who shall be appointed by, and shall serve at the pleasure of, the Board. Each member of such Committee, while serving as such, shall be deemed to be acting in his capacity as a director of the Corporation.

          The Committee shall have full authority, subject to the terms of the Plan, to select the persons to whom ISOs or NQSOs may be granted under the Plan, to grant Options on behalf of the Corporation, and to set the number of Shares to be covered by such Options, the times and dates at which such Options shall be granted and exercisable and the other terms of such Options. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Corporation, its shareholders and all employees, and

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upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

          No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. Nothing herein shall be deemed to expand the personal liability of a member of the Board or Committee beyond that which may arise under any applicable standards set forth in the Corporation's by-laws and Pennsylvania law, nor shall anything herein limit any rights to indemnification or advancement of expenses to which any member of the Board or the Committee may be entitled under any by-law, agreement, vote of the shareholders or directors, or otherwise.

     4. Eligibility. The class of persons who shall be eligible to receive Options under the Plan shall be the employees (including any employees who are also officers or directors ), non-employee directors and Eligible Independent Contractors of the Corporation or of any Subsidiary. More than one Option may be granted to an Optionee under the Plan.

          The Committee may require that the exercise of the Option shall be subject to the satisfaction of conditions relating to the Optionee's position and duties with the Corporation and the performance thereof.

     5. Amount of Stock. The stock to be offered for purchase pursuant to Options granted under this Plan shall be treasury or authorized but unissued Shares, and the total number of such Shares which may be issued pursuant to Options under this Plan shall not exceed 4,750,000 Shares, subject to adjustment as provided in Section 16 hereof. The maximum aggregate number of shares of Stock that shall be subject to Options granted under the Plan to any Optionee shall not exceed 1,000,000. If any unexercised Options lapse or terminate for any reason, the Shares covered thereby may again be optioned.

     6. Stock Option Agreement. Each Option granted under this Plan shall be evidenced by an appropriate stock option agreement ("Agreement"), which Agreement shall expressly specify whether such Option is an ISO or NQSO and shall be executed by the Corporation and by the Optionee. The Agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee. Such terms and provisions may vary between Optionees or as to the same Optionee to whom more than one Option may be granted.

     7. Option Price. The exercise price under each Option granted hereunder shall be determined by the Committee in its discretion, provided, however, that the exercise price of an ISO shall in no event be less than an amount equal to the fair market value of the Shares subject to the ISO on the date of grant.

     8. Ten Percent Shareholders. If an Optionee owns more than ten percent of the total combined voting power of all shares of stock of the Corporation or of a Parent or Subsidiary at the time an ISO is granted to him, the Option price for the ISO shall

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be not less than 110% of the fair market value of the Shares subject to the
ISO on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted. The conditions set forth in this Section 8 shall not apply to NQSOs.

     9.   Term and Exercise of Option.

          (a) Term. Each Option shall expire on such date as may be determined by the Committee with respect to such Option, but in no event shall any Option expire more than ten years from the date it is granted. The date on which an Option shall be granted shall be the date of the Committee's authorization of the Option or such later date as may be determined by the Committee at the time the Option is authorized.

          (b) Exercise. Options shall be exercisable in such installments and on such dates, and/or upon the occurrence of such events, as the Committee may specify. The Committee may accelerate the exercise date of any outstanding Options, in its discretion, if it deems such acceleration to be desirable. Except as provided in Section 11, no Option shall be exercised unless at the time of such exercise the Optionee is then employed by the Corporation or any Subsidiary. Exercisable Options may be exercised, in whole or in part, from time to time, by giving written notice of exercise to the Corporation at its principal office, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate Option price for such Shares. Only full Shares shall be issued under the Plan, and any fractional Share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

          (c)  Payment of Option Price.  The Option price shall be payable
(i) in cash or its equivalent; (ii) in the discretion of the Committee, in Shares previously acquired by the Optionee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate), provided that, if such Shares were acquired through exercise of an ISO, such Shares have been held by the Optionee for a period of not less than the holding period described in section 422(a)(1) of the Code on the date of exercise, and that, in any case, such Shares have been held by the Optionee for the requisite period of time necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and adverse accounting consequences to the Corporation with respect to the Option; (iii) in the discretion of the Committee, in any combination of (i) and (ii) above; or (iv) in the discretion of the Committee, by delivering a properly executed notice of exercise of the Option to the Corporation and a broker, with irrevocable instructions to the broker to deliver to the Corporation on the settlement date the amount of sale proceeds necessary to pay the exercise price of the Option.

          (d) Replacement Options. The Committee may, in its sole discretion and at the time of the original option grant, authorize the Optionee to receive automatically replacement Options pursuant to this part of the Plan. Any such replacement Option shall be granted upon such terms and subject to such conditions

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and limitations as the Committee may deem appropriate.  Any replacement
Option shall cover a number of shares determined by the Committee, but in no event more than the number of shares of the original Option exercised. The per share exercise price of any replacement Option shall equal the then current Fair Market Value of a Share, and shall have a term as determined by the Committee at the time of grant of the original Option.

          The Committee shall have the right, and may reserve the right in any Option grant, in its sole discretion and at any time, to discontinue the automatic grant of replacement Options if it determines the continuance of such grants to no longer be in the best interest of the Corporation.

     10. Maximum Value of ISOs. The aggregate fair market value of the Shares, determined as of the date of grant, with respect to which ISOs first become exercisable during any calendar year by an Optionee (under this Plan and any other plan of the Corporation or any parent or Subsidiary) shall not exceed $100,000.

     11.  Termination of Employment.

          (a) Except as set forth below, and unless otherwise determined by the Committee at or after grant, in the event of termination (voluntary or involuntary) for any reason of an Optionee's employment by the Corporation or any subsidiary, all Options granted hereunder to such Optionee, to the extent exercisable on the date of termination, or to any greater extent permitted by the Committee, may be exercised by the Optionee at any time within ninety days after the date of such termination, provided, however, that in no event shall any Option be exercisable after the expiration of its term.

          (b) Unless otherwise determined by the Committee at or after grant, if the termination of employment is due to disability (as defined in Section 22(e)(3) of the Code), the Optionee shall have the privilege of exercising the unexercised Option to the extent such Option was exercisable on the date of such termination due to disability, or to any greater extent permitted by the Committee, within one year of such date, provided, however, that in no event shall any Option be exercisable after the expiration of its term.

          (c) Unless otherwise determined by the Committee at or after grant, if the Optionee dies within three months of termination of employment or the termination of employment is due to the death of the Optionee while in the employ of the Corporation or a subsidiary, the estate of the holder or the person or persons who acquired the right to exercise such Option by bequest or inheritance, shall have the privilege of exercising the unexercised Option to the extent such Option was exercisable on the date of such termination, or to any greater extent permitted by the Committee, within one year of the earlier of the date of termination or the date of death, but in no event shall any Option be exercisable after the expiration of its term.

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          (d)  Unless otherwise determined by the Committee at or after grant, if the Corporation terminates the employment of the Optionee for Cause, any Option held by such Optionee shall terminate as of the date the Optionee ceases to be employed by the Corporation, and the Optionee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Corporation has not yet delivered the share certificates upon refund by the Corporation of the exercise price paid by the Optionee for such Shares.

          (e) Notwithstanding the provisions of subparagraphs 11(a), 11(b), 11(c) and 11(d) above, the Committee may determine with respect to any NQSO that such NQSO shall terminate at a time later than the expiration of such three-month or one-year periods, as set forth in the Agreement.

     12.  Withholding and Use of Shares to Satisfy Tax Obligations.

          (a) Required Withholding. The obligation of the Corporation to deliver Shares upon the exercise of any Option shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Corporation may require the Optionee or other person receiving such Shares to pay to the Corporation the amount of any such taxes that the Corporation is required to withhold with respect to such Options, or the Corporation may deduct from other wages paid by the Corporation the amount of any withholding taxes due with respect to such Options.

          (b) Election to Withhold Shares. If the Committee so permits, an Optionee may elect to satisfy the Corporation's income tax withholding obligation with respect to an Option by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

     13. Non-Assignability. Each Option granted under the Plan shall be non-transferable by the Optionee except by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by him. Notwithstanding the foregoing, the Committee may provide, at or after grant, that an Optionee may transfer NQSOs pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.

     14. Issuance of Shares and Compliance with Securities Acts. Within a reasonable time after exercise of an Option, the Corporation shall cause to be delivered to the Optionee a certificate for the Shares purchased pursuant to the exercise of the Option. At the time of any exercise of any Option, the Corporation may, if it shall deem it necessary and desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, require the Optionee to represent in writing to the Corporation that it is his then intention to acquire the Common Stock for investment and not with a view to distribution thereof and that such Optionee will not dispose of such shares in any

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manner that would involve a violation of applicable securities laws.  In such event, no shares shall be issued to such holder unless and until the Corporation is satisfied with such representation. Certificates for Shares issued pursuant to the exercise of Options may bear an appropriate securities law legend.

     15. Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to Shares covered by his Option until the date of the issuance or transfer of the Shares to him and only after such Shares are fully paid. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer.

     16. Stock Adjustments. In the event of a reorganization, recapitalization, change of shares, stock split, or spinoff, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as it, in its sole discretion, deems appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by grants made under the Plan or in the purchase prices of outstanding Options, and such adjustments shall be effective and binding on the Optionee and the Corporation for all purposes of the Plan, provided, however, that no such adjustments shall be made to any ISO without the Optionee's consent if such adjustment would cause such ISO to fail to qualify as such under Section 422 of the Code.

          In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Option shall be assumed by the surviving or successor corporation, provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Corporation. If the Committee decides to terminate outstanding Options, the Committee shall give each Optionee holding an Option to be terminated not less than seven days' notice prior to any such termination by reason of such a corporate transaction, and any such outstanding Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to and including the date immediately preceding such termination. Notwithstanding the preceding sentence, as provided in Section 9 hereof, the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

     17. Adoption by Board and Approval by Shareholders. This Plan becomes effective on August 8, 1990 (the date the Plan was adopted by the Board), provided, however, that if the Plan is not approved by a majority of the votes cast at a duly held meeting at which a quorum representing a majority of all outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan, within 12 months after said date, the Plan and all Options granted hereunder shall be null and void and no additional Options shall be granted hereunder.

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     18.  Termination and Amendment of the Plan.  Subject to the right of the
Board to terminate the Plan prior thereto, the Plan shall terminate on, and no Options shall be granted hereunder after, August 8, 2000. The Board shall have power at any time, in its discretion, to amend, abandon or terminate the Plan, in whole or in part, provided that no such action shall affect any Options theretofore granted and then outstanding under the Plan. Nothing contained in this Section 18, however, shall terminate or affect the continued existence of rights created under Options issued hereunder and outstanding on August 8, 2000, which by their terms extend beyond such date.

          The Board may amend or terminate the Plan at any time or from time to time, but no amendment or termination shall be made which would impair the rights of an Optionee under an Option theretofore granted without the Optionee's consent; and provided, further that the Board shall not amend the Plan without shareholder approval if such approval is required pursuant to the Code or the rules of any national securities exchange or over-the-counter market on which the Corporation's Shares are then listed or included.

     19. Interpretation. A determination of the Committee as to any question which may arise with respect to the interpretation of the provisions of this Plan or any Options shall be final and conclusive, and nothing in this Plan, or in any regulation hereunder, shall be deemed to give any Optionee, his legal representatives, assigns or any other person any right to participate herein except to such extent, if any, as the Committee may have determined or approved pursuant to this Plan. The Committee may consult with legal counsel who may be counsel to the Corporation and shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel.

     20. Governing Law. With respect to any ISOs granted pursuant to the Plan and the Agreements thereunder, the Plan, such Agreements and any ISOs granted pursuant thereto shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Commonwealth of Pennsylvania shall govern the operation of, and the rights of Optionees under, the Plan, the Agreements and any Options granted thereunder.

     21. Rule 16b-3 Compliance. Unless an Optionee could otherwise transfer Shares issued hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of grant of an Option to the date of disposition of the Shares issued upon exercise of the Option.

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